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                                                                      EXHIBIT 12


                    BANK PLUS CORPORATION AND SUBSIDIARIES

              COMPUTATION OF RATIO OF EARNINGS (LOSS) TO COMBINED
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
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                                                                FOR THE YEAR ENDED DECEMBER 31,
                                           -------------------------------------------------------------------------
                                               1996           1995           1994            1993           1992
                                           ------------   ------------   -------------   -------------   -----------
                                                                    (DOLLARS IN THOUSANDS)
Loss from continuing operations before
 income taxes...........................      $(10,525)      $(68,975)      $(144,968)      $(101,680)     $ (1,880)
Add:
 Interest on deposits...................       120,265        128,242         108,310         131,721       175,077
 Interest on borrowings.................        32,358         46,594          47,518          56,773        65,047
 One-third of rents.....................           990            930             870             900           840
                                              --------       --------       ---------       ---------      --------
  Earnings as adjusted (A)..............      $143,088       $106,791       $  11,730       $  87,714      $239,084
                                              ========       ========       =========       =========      ========
  Adjusted earnings (loss) excluding
    interest on deposits (B)............      $ 22,823        (21,451)      $ (96,580)      $ (44,007)     $ 64,007
                                              ========       ========       =========       =========      ========
Fixed Charges:
 Interest on deposits...................      $120,265       $128,242       $ 108,310       $ 131,721      $175,077
 Interest on borrowings.................        32,358         46,594          47,518          56,773        65,047
 One-third of rents.....................           990            930             870             900           840
 Dividend on preferred stock of
  subsidiary............................        10,707             --              --              --            --
                                              --------       --------       ---------       ---------      --------
  Fixed charges (C).....................      $164,320       $175,766       $ 156,698       $ 189,394      $240,964
                                              ========       ========       =========       =========      ========
  Fixed charges excluding interest
    on deposits (D).....................      $ 44,055       $ 47,524       $  48,388       $  57,673      $ 65,887
                                              ========       ========       =========       =========      ========

Ratio of earnings to fixed charges (A)
 / (C)..................................          0.87           0.61            0.07            0.46          0.99
                                              ========       ========       =========       =========      ========
Ratio of earnings (loss) to fixed
 charges excluding interest on deposits
(B) / (D)...............................          0.52          (0.45)          (2.00)          (0.76)         0.97
                                              ========       ========       =========       =========      ========

Amount of coverage deficiency...........      $(21,232)      $(68,975)      $(144,968)      $(101,680)     $ (1,880)
                                              ========       ========       =========       =========      ========
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